UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ryerson Tull, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

NOTICE OF ANNUAL MEETING

APRIL 20, 2005

AND PROXY STATEMENT

March 28, 2005

NEIL S. NOVICH

Chairman, President and

Chief Executive Officer

Dear Stockholder:

I hope you will join us at our 2005 Annual Meeting of Stockholders on Wednesday, April 20, 2005, in Chicago, Illinois. The annual meeting will begin promptly at 9:00 a.m., Chicago time, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement describes how the Board of Directors operates, provides background information on our director candidates, gives information for another voting matter and items of business to be conducted at the meeting, and explains the proxy voting process.

Even if you own only a few shares, we want your shares to be represented at the meeting. Whether or not you expect to attend the meeting, please take a moment now to vote, by internet, toll-free telephone call or completing and returning the enclosed proxy card in the envelope provided. Whether in person or by proxy, your participation in the annual meeting is important to us.

Cordially,

Neil S. Novich

Chairman, President and

Chief Executive Officer

2621 West 15th Place, Chicago, Illinois 60608

2621 WEST 15th PLACE

CHICAGO, ILLINOIS 60608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF RYERSON TULL, INC.

Time:	Doors open: 8:30 a.m., Chicago time
Meeting begins: 9:00 a.m., Chicago time

Date:	April 20, 2005

Place:	The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois

We will hold the Annual Meeting of Stockholders of Ryerson Tull, Inc. (“Company”), to act and vote on the following matters:

1.	To elect directors of the Company;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005; and

3.	To consider any other matter that is properly raised at the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 2, 2005, or their proxy holders, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting.

The Company’s 2004 Annual Report, which includes our 2004 financial statements, accompanies this mailing. You can obtain additional copies by written request to the investor relations department.

This Notice of Annual Meeting includes a Proxy Statement. Your vote is important. Please vote your shares promptly. To vote your shares, use the internet or call the toll-free telephone number as described in the instructions on your proxy card, or sign, date and return your enclosed proxy card in the pre-addressed postage-paid envelope provided.

By order of the Board of Directors,

Virginia M. Dowling

Secretary

March 28, 2005

Chicago, Illinois

2621 WEST 15th PLACE

CHICAGO, ILLINOIS 60608

PROXY STATEMENT

GENERAL INFORMATION

Who May Vote

Stockholders of Ryerson Tull, Inc. (“Company” and “Ryerson Tull”), as recorded in our stock register at the close of business on March 2, 2005, may vote at the Annual Meeting.

Outstanding Shares

Our shares outstanding on March 2, 2005 consisted of 25,095,654 shares of common stock with one vote per share and 80,283 shares of Series A $2.40 Cumulative Convertible Preferred Stock with one vote per share. All shares vote together without regard to class on the matters expected to be voted upon at the Annual Meeting.

How to Vote

You can vote in person at the meeting or you can vote by telephone, on the internet or by mail as described below. We recommend that you vote by proxy, even if you plan to attend the meeting. Your vote is critical to establish a quorum for the meeting. You can change your vote prior to or at the meeting.

How Proxies Work

Our Board of Directors is asking you to appoint Neil S. Novich, Jay M. Gratz, Terence R. Rogers and Joyce E. Mims as your proxy holders to vote your shares at the 2005 Annual Meeting to be held on April 20, 2005. You make this appointment by voting the enclosed proxy card using one of the voting methods described below. Giving us your proxy means you authorize the proxy holders to vote your shares at the Annual Meeting, according to the directions you provide. You may vote for all, some, or none of our director candidates. You also may vote for or against the other voting proposal, or abstain from voting. In the absence of your directions, the proxy holders will vote your shares as directed by your Board.

Unless you indicate otherwise on the proxy card or through the telephone or internet voting procedures, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the Annual Meeting.

How We Solicit Proxies

In addition to this mailing, our directors, officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. We pay the costs of soliciting this proxy. We are paying MacKenzie Partners a fee of $6,500 plus out-of-pocket expenses to help solicit proxies. We reimburse brokers, banks and similar organizations for their reasonable charges and expenses in sending these materials to you and getting your voting instructions.

How to Vote Your Shares

Voting shares you own directly and through BuyDIRECTSM

If your shares are held in your name, you can vote by proxy as follows:

•	By telephone: Use the toll-free number listed on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

•	By internet: The website for internet voting is listed on the proxy card. Internet voting allows you to confirm that your instructions have been been followed.

•	By mail: Sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

The telephone and internet voting procedures use a control number that appears on your proxy card to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been correctly recorded. If you vote by internet or telephone, you do not need to return the proxy card.

Your proxy voting instructions, whether by internet, telephone or mail, cover all shares registered in your name, including shares you hold in your BuyDIRECTSM account. BuyDIRECTSM is the direct purchase and sale plan for our shares sponsored by The Bank of New York, the transfer agent and recordkeeper for our stock. Your shares in the BuyDIRECTSM program will be voted only if and in the same way as you vote the shares you hold in your name. If you are not a stockholder of record, The Bank of New York will vote your shares in the BuyDIRECTSM program only as you instruct.

Voting shares you hold through a nominee

If you hold shares through someone else, such as a stockbroker, bank or nominee, you will receive material from that firm asking how you want to vote. You can complete the firm’s voting form and return it to the firm. If the firm offers internet or telephone voting, the voting form will contain instructions on how to access those voting methods.

If you intend to vote your nominee shares in person at the meeting, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on March 2, 2005, the record date for voting.

Voting Shares in the Ryerson Tull Savings Plan

If you hold our common stock in the Ryerson Tull Savings Plan, the Trustee will vote those shares as you direct through your voting instructions via internet, telephone, or the enclosed proxy card. This mailing contains Confidential Voting Directions to LaSalle National Bank, as Trustee, for you to use to instruct the Trustee how to vote shares credited to your account. Your Confidential Voting Directions (or any revocation of your prior Confidential Voting Directions) must be received by the Trustee by 5:00 p.m. Chicago time, on April 19, 2005. If the Trustee doesn’t receive timely Confidential Voting Directions from you, the Trustee will vote all shares in the Savings Plan for which it did not receive voting directions in the same proportion as it votes the Savings Plan shares for which it received timely voting directions.

Returning a Signed Proxy without Voting Instructions

If you do return a signed proxy card without providing voting instructions, your shares will be voted in favor of our director candidates, in favor of the ratification of the selection of

PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005 and, in the discretion of the proxies, on any other matters that may come before the meeting.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	submitting a revocation letter with a later date than your proxy card;

•	delivering a second signed proxy card dated later than the first signed proxy card;

•	voting at a later time by telephone or the internet; or

•	attending the Annual Meeting and voting in person.

If you are a street name stockholder, and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that holder’s procedures.

Confidential Voting

The Bank of New York will count the votes. Its officers or employees will serve as inspectors of election. Your individual vote, proxies, consents, ballots and voting materials are confidential, except in special circumstances (such as a contested proxy or consent solicitation or as otherwise required by law). For example, if you write comments on your proxy card or accompanying material, your comments will be provided to us without indicating how you voted, unless you include your vote in your comment or if how you voted is necessary to understand your comment.

Quorum

In order to have a valid meeting and election, and to carry out the business of the Annual Meeting, we must have a quorum of shares attending in person or by proxy. This means that at least a majority of the outstanding shares eligible to vote are represented at the meeting, either in person or by proxy. If you give instructions to abstain from voting, your shares will count towards a quorum but will not be voted on any matter. Treasury shares, which are shares owned by Ryerson Tull itself, are not voted and do not count for this purpose.

Votes Needed

The director candidates who receive the most votes will be elected to fill the available seats on the Board of Directors. Ratification of the other proposal requires the favorable vote of a majority of the shares present at the meeting (in person or by proxy) and entitled to vote. Only votes for or against a proposal count. If you are a street name holder and don’t vote your shares, your broker can vote your shares at its discretion on any of the matters to come before this Annual Meeting. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker or other nominee returns a proxy but does not have authority to vote on a particular proposal. Brokers and other nominees have authority to vote on the two proposals under consideration as this Annual Meeting.

Share Information

For information about shares registered in your name or in the BuyDIRECTSM program, contact the Bank of New York at 800-524-4458 or http://stockbny.com.

Multiple Copies of Annual Report

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name can choose to receive only one copy of the Annual Report and Proxy Statement. If you would like to receive just one set of these materials, follow the telephone or internet prompts while you vote, or check the box at the bottom of the proxy card and return the card in the pre-addressed postage-paid envelope. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report or Proxy Statement in the future, you may telephone toll-free 1-800-524-4458 or write to Bank of New York, Shareholder Relations Department, P.O. Box 11258, Church Street, New York, NY 10286, Attention: Proxy Unit.

If you are a street name stockholder, you can request householding by contacting the holder of record.

Other Matters

Your Board does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors and its committees perform many functions for Ryerson Tull and its stockholders, including:

•	overseeing management on your behalf;

•	reviewing Ryerson Tull’s long-term strategic plans;

•	exercising direct decision-making authority in key areas, such as declaring dividends, approving acquisitions and other significant Company activities;

•	selecting executives and evaluating their performance; and

•	reviewing development and succession plans for senior executives.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out its policies on a number of governance issues. A current copy of our Corporate Governance Guidelines is available on our website at www.ryersontull.com, under Investor Information. A print copy of the Corporate Governance Guidelines is available to any stockholder who requests it.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board of Directors consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with Ryerson Tull, directly or indirectly, except as a director, and is free of any relationship that interferes with his or her independence from management and the Company. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (“NYSE”).

The NYSE standards generally provide that a director is not independent if (1) within the last three years the director is or has been an employee of, or a member of the director’s immediate family is or has been an executive of, Ryerson Tull; (2) the director or a member of the director’s immediate family has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Ryerson Tull other than for service as a director or pension or other deferred compensation for prior services (that is not contingent on continued service); (3) the director, or a member of the director’s immediate family, is a current partner of our independent external auditing firm PricewaterhouseCoopers LLP; (4) the director is a current employee of our external auditing firm; (5) an immediate family member of a director is a current employee of our external auditing firm and participates in its audit, assurance or tax compliance (but not tax planning) practice; (6) the director or an immediate family member was, within the last three years (but is no longer), a partner or employee of the external auditing firm and personally worked on Ryerson Tull’s audit in that time; (7) the director or a member of the director’s immediate family is, or has been in the past three years, employed as an executive of a company where a Ryerson Tull executive at the same time serves or served on the compensation committee; or (8) the director is a current employee, or a member of the director’s immediate family is a current executive, of a company that has made payments to, or received payments from, Ryerson Tull in an amount that, in any of the past three fiscal years, exceeds the greater of $1 million or 2% of that other company’s consolidated gross revenues.

Our Corporate Governance Guidelines also provide that a director is not independent if the director serves as an executive of a tax-exempt organization to which Ryerson Tull has made a contribution in the past three years which in any single fiscal year exceeded the greater of $1 million or 2% of the tax-exempt organization’s consolidated gross revenues.

The Board has reviewed business, charitable and other relationships between Ryerson Tull and each non-employee director to determine compliance with the independence standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence. Based on its review, the Board was not aware of any business or other relationship that might bear on directors’ independence and has affirmatively determined that each of our directors other than Mr. Novich, who is an employee, is independent from and has no material relationship with Ryerson Tull.

Board and Committee Meetings, Executive Sessions and Attendance

The Board met ten times in 2004 and held executive sessions without management present after four meetings. The Chair of the Nominating and Governance Committee, as presiding director of the Board, presides at executive sessions of the Board of Directors.

The standing committees of the Board include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Executive Committee. In 2004, the Audit Committee held seven meetings, the Compensation Committee held four meetings, and the Nominating and Governance Committee held three meetings.

All incumbent directors attended at least 75% of the combined total number of meetings of the Board and committees on which they served.

Annual Meeting Attendance

We encourage each member of the Board of Directors to attend each Annual Meeting of Stockholders. All directors nominated for election to the Board at the 2004 Annual Meeting of Stockholders attended the Annual Meeting.

Code of Ethics and Business Conduct

The Board has approved Ryerson Tull’s Code of Ethics and Business Conduct (“Code”), which contains both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers and employees under the NYSE listing standards. The Code is posted on our internet website www.ryersontull.com and is available in print to any stockholder who requests it. Any amendment of the Code will be promptly posted on our website.

The Audit Committee oversees our compliance program. It reviews any issues under the Code involving an executive or a director and reports its findings to the Board. Only the Audit Committee or the Board of Directors can approve waivers from the Code for directors, executive officers and senior financial officers of the Company. The Board does not envision that any waivers of the Code will be granted for these individuals, but if it were to approve a waiver, the waiver will be disclosed promptly on our internet site and as otherwise required by the rules of both the SEC and the NYSE.

Director Selection

Our Corporate Governance Guidelines describe the minimum director qualification standards that the Nominating and Governance Committee looks for in director candidates. The Nominating and Governance Committee identifies director candidates primarily through recommendations made by non-employee directors. Mr. Flaum was recommended by a non-management director and Mr. Williams by a former non-management director. These recommendations are developed based on our directors’ knowledge and experience in a variety of fields. The Committee also considers recommendations made by the Chief Executive Officer and stockholders. The Committee evaluates all candidates on the criteria established in our Corporate Governance Guidelines. The independence standards are described above under “CORPORATE GOVERNANCE—Corporate Governance Guidelines—Director Independence.” Its evaluation process includes reference checks and personal interviews with potential nominees who appear to satisfy the criteria. The Nominating and Governance Committee also considers the candidate’s judgment, experience, understanding of our business or other related industries, and other factors relevant to the needs of the Board and the Company. The Nominating and Governance Committee selects qualified candidates and makes its recommendations to the Board of Directors. The Board decides whether to invite the candidate to be a nominee for election to the Board. We have not retained any search firms or paid any fees to search firms or others to assist in identifying or evaluating director candidates.

Stockholders may send recommendations for director candidates to the Secretary, 2621 W. 15th Place, Chicago, Illinois 60608. The recommendations should include biographical information, information on relationships between the candidate and the stockholder recommending the candidate, and material indicating the willingness of the candidate to serve. The submission requirements, and the formal procedures provided by our By-Laws (including an advance notice requirement), are discussed below under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS.”

Communications To Directors

The Board has established procedures for stockholders or others to communicate to the Board, to the Presiding Director, to non-employee directors as a group, to individual directors, and to the Audit Committee. Address written correspondence to your intended recipient in care of the Secretary, Ryerson Tull, Inc., 2621 W. 15th Place, Chicago, Illinois 60608. For matters related to the Company’s financial statements, accounting practices, internal controls, business ethics, or Code of Ethics and Business Conduct, address the correspondence to the Chair of the Audit Committee. To communicate to the non-management and independent directors as a group, address your correspondence to the Chair of the Nominating and Governance Committee. All correspondence to directors will be forwarded unopened to the specified party. The recipient will decide the appropriate response or action and may ask Company management to respond or perform follow-up activities.

Additional Information

The Investor Information part of our website www.ryersontull.com contains additional information, including written charters for the Board committees. The information is available in print to any stockholder who requests it.

COMMITTEES OF THE BOARD OF DIRECTORS

Director	Audit	Compensation	Nominating & Governance
Jameson A. Baxter	✓		✓
Richard G. Cline	✓		✓
Russell M. Flaum		✓	✓
James A. Henderson		✓	✓(Chair)
Gregory P. Josefowicz	✓(Chair)		✓
Martha Miller de Lombera		✓	✓
Jerry K. Pearlman		✓(Chair)	✓
Anré D. Williams	✓		✓

Audit Committee

The Board of Directors has determined that all members of the Audit Committee are independent under the NYSE listing standards, that all are financially literate under the SEC and NYSE rules and that Gregory P. Josefowicz is an “audit committee financial expert” as defined in the SEC rules. None of the Committee’s members serves simultaneously on the audit committees of three or more public companies.

The Audit Committee:

•	oversees accounting and internal control matters, disclosure controls, and our compliance program;

•	retains the independent registered public accounting firm to audit our financial books and records;

•	reviews the scope and results of the annual audit;

•	pre-approves all audit-related and all permissible non-audit services performed by the independent registered public accounting firm;

•	reviews the independent registered public accounting firm’s independence;

•	meets to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including our financial reporting and accounting standards;

•	has authority to engage, at the Company’s expense, independent counsel or other advisers; and

•	has set policies for hiring employees and former employees of the independent registered public accounting firm and for rotating the lead audit partner and other audit team members.

Fees paid to the independent registered public accounting firm and the Audit Committee Report appear below.

Compensation Committee

The Compensation Committee’s members are each independent under the NYSE listing standards. This Committee:

•	reviews and approves the corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer;

•	evaluates the Chief Executive Officer’s performance and, together with the Nominating and Governance Committee (which includes all other independent members of the Board of Directors), sets his compensation based on that evaluation;

•	recommends executive promotions, executive compensation, and incentive compensation and equity-based plans that are subject to Board approval to the Board of Directors for approval; and

•	administers the cash bonus plan, incentive stock plans, and pension and retirement plans.

The Compensation Committee’s Report on Executive Compensation is included below.

Nominating and Governance Committee

All of the non-employee directors on our Board of Directors are members of the Nominating and Governance Committee. The Board has determined that all members of this Committee are independent under the NYSE listing standards.

The Nominating and Governance Committee:

•	develops and monitors our corporate governance guidelines;

•	develops qualification criteria for director candidates for approval by the Board;

•	identifies and selects qualified director candidates and nominees for election;

•	oversees the Board’s self-evaluation and the Board’s executive management evaluations;

•	determines and approves the Chief Executive Officer’s compensation level with the Compensation Committee and all other independent directors;

•	administers compensation plans for non-employee directors; and

•	recommends new director compensation plans or changes to existing plans for Board approval.

ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages, which also provide biographies of each of the nine nominees. Each nominee for election as a director is standing for re-election except for Mr. Flaum and Mr. Williams, who were appointed by the Board in 2004 to fill newly created directorships. The Board recognizes the wealth of experience and knowledge as well as the significant contributions of Mr. Cline and Mr. Henderson and has waived its retirement policy, which allows non-management directors to be eligible for nomination to the Board until attaining age 70, in order to nominate these individuals for election as a director for the 2005-06 director term. The period of service shown for each director includes the period during which he or she served as a director of our predecessors, Inland Steel Industries, Inc., Inland Steel Company, or Ryerson Tull when it was a majority-owned subsidiary of Inland Steel Industries, Inc.

If a director nominee becomes unavailable for election, which we do not anticipate, your proxy authorizes the persons named as proxies to vote for a replacement nominee if the Board designates one, or the Board may instead reduce its membership.

The Board Recommends That You Vote FOR Each Of The Following Nominees for Election:

JAMESON A. BAXTER Director since 1999

Mrs. Baxter, age 61, has been President of Baxter Associates, Inc., a private investment firm, since 1986. She also was Vice President and Principal of Regency Group, Inc., an investment banking firm, from 1989 to 1992. She served as Vice President of The First Boston Corporation, an investment banking firm, from 1975 to 1986, and held various other positions at The First Boston Corporation from 1965 to 1975. She is a director of Banta Corporation, where she is Chair of the Compensation Committee and a member of its Audit Committee. She also is a director of The Putnam Funds where she is Chair of the Contract Committee and a member of its Brokerage & Custody Committee, Nominating & Governance Committee, and Executive Committee.

RICHARD G. CLINE Director since 1996

Mr. Cline, age 70, is Chairman of Hawthorne Investors, Inc., a private management advisory services and investment firm, which he founded in 1996. He was also Chairman of Hussmann International, Inc., a manufacturer and service provider of merchandising and refrigeration systems for the commercial food industry, from 1998 until 2000. He served as Chairman of the Board and Chief Executive Officer of NICOR, Inc., a diversified holding company with subsidiaries engaged in natural gas distribution and containerized liner shipping, from 1986 to 1995, and as its President and Chief Operating Officer from 1985 to 1988 and from 1990 to 1994. For the previous 22 years, he was an executive of Jewel Companies, Inc., becoming Chairman, President and Chief Executive Officer in 1984. Mr. Cline also is a director of PepsiAmericas, Inc., where he is Chair of the Management Resources and Compensation Committee and a member of its Affiliated Transaction Committee and its Governance, Finance and Nominating Committee. He also is Chairman and a trustee of Northern Institutional Funds and Northern Funds, registered investment companies. He is a past chairman of the Federal Reserve Bank of Chicago.

RUSSELL M. FLAUM Director since 2004

Mr. Flaum, age 54, has been Executive Vice President of Illinois Tool Works, Inc., a manufacturer of engineered components and industrial systems, since 1992. He joined that company in 1975, holding various sales and marketing positions and executive positions. Mr. Flaum also is a director of Quanex Corporation, where he is a member of its Audit Committee and its Compensation and Management Development Committee.

JAMES A. HENDERSON Director since 1978

Mr. Henderson, age 70, was the Chairman and Chief Executive Officer of Cummins Inc., a manufacturer of diesel engines, prior to his retirement in 1999. Mr. Henderson joined Cummins in 1964, was elected Executive Vice President in 1971, Executive Vice President and Chief Operating Officer in 1975, President and Chief Operating Officer in 1977, President and Chief Executive Officer in 1994, and Chairman and Chief Executive Officer in 1995. Mr. Henderson is also a director of International Paper Co., where he serves on the Public Policy and Environment Committee and the Management Development and Compensation Committee; Nanophase Technologies Corporation, at which he is chair of the Nominating Committee and a member of the Audit and Finance Committee and of the Compensation and Governance Committee; Rohm and Haas Company (until its 2005 annual meeting of stockholders scheduled for May 2005), where he is Chair of the Executive Compensation Committee and serves on the Nominating Committee; and SBC Communications Inc., at which he is Chair of the Human Resources Committee and a member of the Finance/Pension Committee and the Executive Committee.

GREGORY P. JOSEFOWICZ Director since 1999

Mr. Josefowicz, age 52, has been Chairman, President and Chief Executive Officer of Borders Group, Inc., an operator of book superstores and mall-based bookstores, since January 2002 and President, Chief Executive Officer and a director since November 1999. He was Chief Executive Officer of the Jewel-Osco division of American Stores Company, which operates food and drug stores in the greater Chicago, Illinois and Milwaukee, Wisconsin areas, from 1997 until June 1999 when American Stores merged into Albertson’s Inc., a retail food-drug chain. At that time Mr. Josefowicz became Albertson’s President, Midwest Region. Mr. Josefowicz joined Jewel in 1974, and was elected Senior Vice President of Marketing and Advertising in 1993. Mr. Josefowicz is also a director of PETsMART, Inc., where he serves as a member of the Audit Committee; and Spartan Stores Inc. (until its 2005 annual meeting of shareholders scheduled for August 2005), where he serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

MARTHA MILLER DE LOMBERA Director since 2004

Sra. Miller de Lombera, age 57, retired from The Procter & Gamble Company, a manufacturer and marketer of a broad range of consumer products, in 2001, following 25 years of service in various marketing and general management positions. At the time of her retirement, she was Vice President and General Manager—Latin American North Market Development Organization. Sra. Miller de Lombera is also a director of Nationwide Financial Services, Inc. and is a member of its Finance Committee.

NEIL S. NOVICH Director since 1994

Neil S. Novich, age 50, has been our Chairman, President and Chief Executive Officer since 1999. He was our Senior Vice President from 1995 to 1996. From 1994 to 1999, Mr. Novich was President, Chief Executive Officer and Chief Operating Officer of Ryerson Tull when it was a majority-owned subsidiary of Inland Steel Industries, Inc. Prior to joining us in 1994, Mr. Novich led the Distribution and Logistics Practice at Bain & Company, an international management consulting firm. Mr. Novich is also a director of W.W. Grainger, Inc. and is a member of its Board Affairs and Nominating Committee and its Compensation Committee.

JERRY K. PEARLMAN Director since 1996

Mr. Pearlman, age 65, was Chairman of Zenith Electronics Corporation, a manufacturer of consumer electronics and cable television products, prior to his retirement in 1995. He was also Chief Executive Officer of Zenith from 1983 through 1995. Mr. Pearlman is also a director of Nanophase Technologies Corporation, where he is Chairman of the Compensation and Governance Committee and a member of the Audit and Finance Committee, and Smurfit Stone Container Corporation, where he is Chairman of the Audit Committee and a member of the Compensation Committee.

ANRÉ D. WILLIAMS Director since 2004

Mr. Williams, age 39, is Executive Vice President—U.S. Commercial Card, American Express Company, a travel and financial services company. He has held various executive positions with American Express: Senior Vice President—U.S. Middle Market from 2000 to 2003, Vice President/General Manager—Western Region, Corporate Services from 1999 to 2000, Vice President—Acquisition and Advertising from 1996 to 1999 and Director—New Product Development from 1994 to 1996.

The Board of Directors recommends that you vote FOR the election of each of the nominees as directors.

COMPENSATION OF DIRECTORS

Directors’ Compensation Plan

Under our Directors’ Compensation Plan, our non-employee directors received an annual base fee of $80,000 consisting of $40,000 in stock and $40,000 in cash commencing with the 2004-2005 director term. The non-employee directors can choose to receive all or any part of the $40,000 cash portion in whole shares of our common stock. We also pay non-employee directors $1,000 for attending a special Board meeting and $1,000 for attending a special committee meeting that is not held in connection with a regular or special Board meeting. The Chairs of the Compensation Committee and of the Nominating and Governance Committee receive an additional annual fee of $4,000; the Audit Committee Chair receives an additional fee of $8,000 per year. No fees are paid for membership on the Executive Committee. Non-employee directors are reimbursed for actual expenses incurred for attending meetings. The Chairman of the Board is not paid any of these base fees or special fees and receives no extra pay for serving as a director.

We pay the cash portion of the annual fee quarterly, prorating the quarterly payment if a director serves for part of a quarter. We pay the stock portion as restricted stock issued at the beginning of the director’s term, with a prorata portion of those shares vesting at the end of each calendar quarter. The non-employee directors receive the same cash dividends on the restricted stock as do stockholders of our common stock. If a director leaves the Board early, he or she forfeits any shares that are still restricted and have not yet vested.

The non-employee directors can choose to defer payment of all or any portion of their fees into Ryerson Tull stock equivalents with dividend equivalents or into a deferred cash account that earns interest at the prime rate in effect at JPMorgan Chase & Co. (or its successor). We pay the deferred amounts in from one to ten installments after the director leaves the Board.

Prior to the 2004-2005 director term, we paid a portion of the annual base fee in stock options awarded to each non-employee director. A director appointed to the Board in January 2004 received an option for 800 shares, representing a pro rata award proportionate to the portion of the 2003-2004 director term served by this director. The option exercise price equaled the fair market value of our common stock on the grant date. The options vest 50% on the six-month anniversary of the grant date and 100% one year from date of grant. They expire no later than 10 years after the date of grant.

A total of 461,000 shares of our common stock are reserved for issuance under the Directors’ Compensation Plan, with a total of 147,195 available for grant under the Plan.

Directors’ Stock Ownership Guidelines

Our Nominating and Governance Committee has established Stock Ownership Guidelines for independent and non-employee directors that require each director to hold an amount of our common stock equal to the annual base fee, currently $80,000. Under the Guidelines, directors are not allowed to sell any shares received as part of their directors’ fees until they achieve the required ownership level, which level they must maintain during their service as directors. Three directors who joined the Board in 2004 are in the process of acquiring shares towards the required ownership level and all independent and non-employee directors are in compliance with the Guidelines’ requirements.

Insurance

We pay the premiums on a business accident insurance policy insuring each director for up to $500,000. We maintain directors’ and officers’ insurance coverage for the directors, executives and the Company. The Company also has entered into an indemnification agreement with each director to preserve the maximum protections provided by state corporation law and our By-Laws and to provide assurance to directors and officers regarding future rights to indemnification.

AUDITOR MATTERS

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements were $1,390,645 in 2004 and $336,616 in 2003. The increase in fees in 2004 primarily reflects fees associated with Section 404 of the Sarbanes-Oxley Act of 2004.

Audit-Related Fees

The aggregate fees billed for each of the last two fiscal years for assurance and related services by PricewaterhouseCoopers LLC were $405,872 in 2004 for employee benefit plan audits and filings, financial compliance verification related to our financing transactions and other compliance-related matters, and $167,990 in 2003 for employee benefit plan audits and filings, financial due diligence related to our investment in a Mexican joint venture, financial compliance verification related to our financing transactions and other compliance-related matters.

Tax Fees

The aggregate fees billed for each of the last two fiscal years for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and preparation, including assistance with requests for change in tax accounting methods with the Internal Revenue Service, expediting tax refund claims, and providing support for the preparation of tax returns, were $64,460 in 2004 and $93,205 in 2003.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for services other than those described in the three preceding paragraphs were $5,890 in 2004 for state sales and use tax recovery audits, and $36,120 in 2003 for state and use tax recovery audits and miscellaneous international tax issues.

Pre-approval Policies

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee has established pre-approval policies and procedures. Permissible non-audit services are services allowed under SEC regulations. The Audit Committee may pre-approve certain specific categories of permissible non-audit services up to an annual budgeted dollar limit. If any permissible non-audit services do not fall within a pre-approved category or exceed the approved fees or budgeted amount, the services and the additional fees have to be pre-approved by the Audit Committee on a project-by-project basis. The Committee also has delegated authority to its Chair to approve these services; the Chair reports these approvals to the Committee at the next scheduled meeting. The Audit Committee or its Chair approved all services provided by PricewaterhouseCoopers LLP described above under the headings “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.” No required pre-approvals were waived or approved after the services commenced. Before approving the services described under “Tax Fees” and “All Other Fees” above, the Audit Committee reviewed whether the independent registered public accounting firm could provide those services and maintain its independence.

Other Policies

The Audit Committee has adopted policies to assure the independence of our independent registered public accounting firm, including policies on employment of audit firm employees and audit partner rotation.

AUDIT COMMITTEE REPORT

We review the Company’s financial reporting process on behalf of the Board of Directors. Management and the independent registered public accounting firm have the responsibility to plan and conduct audits, to determine whether the Company’s financial statements are complete and accurate, and to assess whether the financial statements are presented in accordance with generally accepted accounting principles.

We have reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004, with management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2004.

We have discussed with PwC the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380) as modified or supplemented.

We have received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as modified or supplemented, and have discussed with PwC its independence from the Company and management.

Based on the reviews and discussions referred to above, and in reliance upon the opinions, information, reports or statements presented us by management, the Company’s internal auditors and PwC, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

We have appointed PwC to audit the Company’s financial statements for 2005.

Gregory P. Josefowicz, Chairman

Jameson A. Baxter

Richard G. Cline

Anré D. Williams

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP to audit the Company’s financial statements for 2005. We are asking you to ratify that appointment.

Proxies will be voted for the ratification of appointment of PwC as the Company’s independent auditor for 2005, unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. PwC representatives will be present at the Annual Meeting and may make a statement if PwC would like to do so. They will also be available to respond to appropriate questions.

The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent auditor and its appointment of PwC will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2006.

The Board of Directors unanimously recommends a vote FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2005.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows how many shares of Ryerson Tull common stock each non-employee director, each executive named in the Summary Compensation Table, and our directors and executives as a group owned on March 1, 2005.

None of the directors or executives owned any Series A Preferred Stock. Ownership means the right to direct the voting or the sale of the shares, even if those rights are shared with someone else as indicated in the footnotes to the table.

Name of Beneficial owner	Number of Shares or Amount of Securities Owned(1)		Percent of Class
Directors(2)
Jameson A. Baxter	50,682	(2)	*
Richard G. Cline	36,940	(2)	*
Russell M. Flaum	1,363	(3)	*
James A. Henderson	39,447	(2)	*
Gregory P. Josefowicz	33,193	(2)	*
Martha Miller de Lombera(4)	4,840	(4)	*
Neil S. Novich	941,155	(5)	3.5%
Jerry K. Pearlman	63,813	(2)	*
Anré D. Williams	2,119	(3)	*

Named Executives
Jay M. Gratz	371,327	(6)	1.5%
Gary J. Niederpruem	344,400	(7)	1.4%
James M. Delaney	106,084	(8)	*
Stephen E. Makarewicz	153,359	(9)	*
All Directors and Executives as a Group	2,629,708	(10)	9.5%

(1)	Includes shares credited to individual accounts in the Ryerson Tull Savings Plan. Shares reported as “subject to option” are subject to stock options exercisable on or prior to April 30, 2005.
(2)	Includes 19,590 shares subject to option and 1,104 shares payable or deferred under the Ryerson Tull Directors’ Compensation Plan and subject to forfeiture.
(3)	Includes 774 shares payable or deferred under the Ryerson Tull Directors’ Compensation Plan and subject to forfeiture.
(4)	Includes 800 shares subject to option and 1,104 shares payable under the Ryerson Tull Directors’ Compensation Plan and subject to forfeiture.
(5)	Includes 916,164 shares subject to option and 15,000 shares subject to forfeiture under the Ryerson Tull 2002 Incentive Stock Plan.
(6)	Includes 336,660 shares subject to option, 8,490 shares held in trust for family members, and 16,700 shares subject to forfeiture under the Ryerson Tull 2002 Incentive Stock Plan.
(7)	Includes 335,055 shares subject to option and 5,000 shares subject to forfeiture under the Ryerson Tull 2002 Incentive Stock Plan.
(8)	Includes 105,398 shares subject to option.
(9)	Includes 148,274 shares subject to option.
(10)	Includes 2,407,192 shares subject to option, 8,765 shares held by members of executives’ families and 38,370 shares subject to forfeiture.
*	Less than 1.0%

In addition to the stock owned by our executives and reported above, our executives own phantom stock units in the Ryerson Tull Nonqualified Savings Plan. The table below shows how many phantom stock units executives named in the Summary Compensation Table and executives as a group owned in their accounts in that Plan on March 1, 2005.

Participant	Number of Phantom Stock Units Held for Participant’s Account
Neil S. Novich	31,036.29
Jay M. Gratz	20,802.69
Gary J. Niederpruem	10,106.55
James M. Delaney	2,933.21
Stephen E. Makarewicz	3,365.60
Executives as a Group	73,354.79

This Plan is an unfunded excess benefit plan. Our employees who make the maximum annual 401(k) Plan contributions allowed by the Internal Revenue Code can choose to make additional contributions of their base salary to this plan. This plan’s participants choose whether to have their deferral accounts credited with interest at the rate earned by a specific investment fund in our 401(k) plan, or to have all or a portion of this deferred compensation accounted for as phantom stock units, adjusted to reflect gains, losses and dividend equivalents on an equivalent number of shares of our common stock. The accounts are payable only after termination of employment and only in cash. This plan is not funded and has no Company or employee assets set aside for it, so employees’ accounts are subject to the claims of the Company’s creditors if the Company becomes insolvent or files for bankruptcy.

Stock Ownership Guidelines

The Company encourages directors and executives to own Company stock. Our Nominating and Governance Committee has established Stock Ownership Guidelines for independent and non-employee directors that require them to hold an amount of our common stock equal to the $80,000 annual base fee. Under the Guidelines, directors are not allowed to sell the stock portion of their annual base fee until at least until achieving the required ownership level.

The Compensation Committee has set Stock Ownership Guidelines for our executives. The executives named in the Summary Compensation Table below and other senior Company executives are required to own shares valued at a specified multiple of base salary. Until those ownership levels are achieved, our executives must retain a specified percentage of earned performance shares, exercised options, and other incentive stock awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Ryerson Tull’s directors, executives, and 10% stockholders file with the SEC reports concerning their ownership and changes in their ownership of Ryerson Tull equity securities. Based on a review of copies of these reports filed in 2004 and the representations of the reporting individuals, the Company believes that these filing requirements were met during the year.

ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

This table shows how much Company stock is owned by holders known to us to beneficially own more than 5% of our common stock, as of December 31, 2004. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others.

Name and Address of Beneficial Owner	Number of Shares or Amount of Securities Owned		Percent of Class
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	1,276,918	(1)	5.09%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	1,989,036	(2)	7.93%

Donald Smith & Co., Inc. 152 W. 57th Street New York, NY 10019	2,475,546	(3)	9.86%

FMR Corp. 82 Devonshire Street Boston, MA 02109	2,498,400	(4)	9.96%

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	1,355,511	(5)	5.40%

(1)	Barclays Global Investors, NA reported sole voting power of 475,582 shares and sole dispositive power of 635,893 shares and, on behalf of Barclays Global Fund Advisors, reported sole voting power of 639,088 shares and sole dispositive power of 641,025 shares.
(2)	Reported sole voting and dispositive power. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares.
(3)	Reported sole voting power of 2,367,546 shares and sole dispositive power of 2,475,546 shares.
(4)	FMR Corp., on behalf of itself, Edward C. Johnson 3rd and Abigail P. Johnson, reported sole dispositive power of 2,498,400 shares.
(5)	Reported sole voting power of 1,222,911 shares and sole dispositive power of 1,355,511 shares.

Certain persons were also known to us to have beneficial ownership of more than 5% of the outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock. These shares vote together with our common stock without regard to class on the matters expected to be voted upon at the Annual Meeting. None of the owners of Series A Preferred Stock own shares of Series A Preferred Stock having more than 1% of the combined voting power of our outstanding voting stock.

THE COMPENSATION COMMITTEE’S REPORT ON EXECUTIVE COMPENSATION

Background

All members of the Compensation Committee are independent non-employee directors under the NYSE listing standards. We do not participate in any of the compensation plans we administer. Our responsibilities, as expressed in our Compensation Committee Charter, include executive compensation, so we:

•	review and approve the corporate goals and objectives related to compensation for all executives, including the Chief Executive Officer;

•	evaluate the Chief Executive Officer’s performance against those goals and objectives, and, together with the Nominating and Governance Committee and all other independent members of the Board of Directors, determine and approve the Chief Executive Officer’s compensation based on our evaluation; and

•	for all other executives, recommend compensation to the Board of Directors for the Board’s approval.

Our committee charter, which sets out all of our duties and responsibilities, is summarized above under “COMMITTEES OF THE BOARD OF DIRECTORS—Compensation Committee.”

We use the services of an independent external compensation and benefits consultant to keep us up-to-date on compensation trends and issues, to help structure the Company’s compensation programs, to provide market survey data on how comparable companies pay compensation and to help set compensation design and pay levels for the Company’s executives. The market survey data, from a comparison group of general industrial companies (excluding utility and financial companies) with median sales comparable to those of the Company, help us to assess the market competitiveness of the Company’s compensation programs.

The comparison group of general industrial companies is representative of the types of major companies with which the Company competes for executive talent. This competitive market for executive talent is not necessarily the same companies used to benchmark the Company’s industry or sector performance, so the companies used for compensation comparison purposes are not those utilized in the industry indices appearing in the performance graph of Company total stockholder return that follows this Report.

Compensation Philosophy

Our objectives for the Company’s executive compensation program are to emphasize pay for performance and to create long-term value for stockholders, with the overriding goal of achieving strong business performance over long-term business cycles.

Our basic tools to achieve those objectives are the three main components of the Company’s executive compensation system: base salary, short-term cash incentives, and long-term stock incentives. We link short-term incentive pay targets directly to the Company’s annual financial performance and link long-term stock incentives to creation of long-term stockholder value. Short-term and long-term incentive pay represents at least half of total compensation opportunity for the executives named in the Summary Compensation Table and increases from that proportion for the senior executives and Chief Executive Officer. We use financial performance measures related to the Company’s profitability and to stockholder return to set incentive pay performance targets, which are described below under the headings “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation.” We compare and target each compensation element, plus overall total compensation opportunity, to the market range for these factors among the general industrial companies in the market survey group, to keep the Company’s executive compensation competitive.

Base Salaries

We review base salaries of executives annually. We consider factors such as the competitive market, the Company’s financial performance, individual performance, experience, internal equity, potential, retention concerns and the desired pay mix. We meet regularly with Mr. Novich, the Company’s Chief Executive Officer. We and the other independent directors increased Mr. Novich’s base salary to $625,000 in January 2004 in recognition of his achievement of critical milestones in asset utilization, reduction of expenses, and other significant parameters during 2003, and to $750,000 in January 2005, due to the Company’s 2004 financial turnaround, its strong financial performance, the acquisition and integration of acquired companies, and competitive market factors.

Short-Term Incentive Compensation

The Company’s short-term incentive compensation consists of a cash bonus paid annually, provided that specific performance targets have been met, under the Ryerson Tull Annual Incentive Plan. These cash bonuses are calculated by multiplying (1) the individual employee’s annual base salary, by (2) a specified percentage of that individual’s base salary, by (3) the extent to which corporate and (or) business unit performance measures are met for the year.

We generally set the annual corporate or business unit performance goals based on operating profit divided by operating assets, or “OROOA,” as the performance measure of Company financial performance. We selected OROOA because it balances revenue growth with profitability, expense management and asset management. We set a threshold OROOA (or minimum) that must be achieved before any cash bonuses are paid; 30% of the target cash bonus is payable when threshold OROOA is attained. We set a higher OROOA as the attainment target for payout of 100% of the potential cash bonus. If the OROOA target is exceeded, cash bonuses increase to a maximum of two times the 100% payout.

In the first quarter of 2004, we established an overall Company OROOA target and set specific OROOA targets for the business units (except as described below). Incentive awards for executives in charge of a business unit are based primarily on the performance of the individual unit, although Mr. Gratz, who heads the Company’s Coil Processing Division, also participates in Company results for a portion of his total short-term incentive opportunity. For the business unit reporting to Mr. Delaney, we set separate financial performance measures based on marginal income and revenue growth. In 2004, all of the Company’s business units exceeded the target levels of OROOA established for these units, except Ryerson Tull Coil Processing Division, which did not achieve the minimum performance required for payout. The business unit reporting to Mr. Delaney surpassed threshold and targets for marginal income and revenue growth and the Company outperformed its target OROOA goals. As a result, cash bonuses were paid to each executive named in the “Summary Compensation Table.” All business units except Ryerson Tull Coil Processing Division achieved the maximum 200% cash payout.

Long-Term Incentive Compensation

We make stock awards and grants under the Ryerson Tull 2002 Incentive Stock Plan to motivate creating long-term value for our stockholders. The long-term incentive program focuses executives on strategic goals for the business and balances the short-term incentive program, which focuses executives on immediate business objectives. Using stock in the long-term incentive program helps align executives’ interests with those of our stockholders, as stockholders benefit from increased value of our stock. Long-term stock awards also are useful in recruiting and retaining executives.

Stock grants and awards may consist of stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations of these. In 2004, we moved to a program of using performance stock units in place of stock options as the vehicle for long-term incentive awards. We believe that performance awards tied to stockholder return measures are more effective than stock options in aligning executive long-term incentives to stockholder interests.

For the 2004 performance stock unit awards, we established specific targets for return on net assets (“RONA”) over a four-year period ending December 31, 2007. We set a threshold (or minimum) RONA target that must be achieved before any awards become payable; 30% of the stock units become payable if the Company achieves threshold RONA. At target RONA, 100% of the stock units become payable. If RONA exceeds target, additional stock units are payable up to a maximum of two times the number of stock units underlying the initial award, subject to an additional total economic value limit. The total economic value limit reduces the number of stock units payable (but not below the number of stock units initially awarded) and is computed by multiplying the number of stock units underlying the initial award by $17.346. Because we moved to a cycle of making long-term incentive grants annually in 2004, from a prior practice of granting stock options once every two years, and because we had granted stock options in 2003, we reduced the aggregate number of performance stock units potentially payable under the 2004 awards to one-half of annual target opportunity. The 2004 performance award grants to the executives named in the Summary Compensation Table totaled 113,000 shares and included the following awards: Mr. Novich, 60,000 shares; Mr. Gratz, 21,000 shares; Mr. Niederpruem, 21,000 shares; Mr. Makarewicz, 5,500 shares; and Mr. Delaney, 5,500 shares.

For 2005 performance awards, we established RONA targets for a four-year period ending December 31, 2008, measured against the Company’s adjusted net earnings. We set the RONA threshold and target significantly higher than those established for the 2004 awards. The awards are otherwise the same as 2004 awards, except that the limit on total economic value of stock units payable uses $28.38 as the multiplier. The 2005 performance awards to the executives named in the Summary Compensation Table totaled 286,000 shares, as follows: Mr. Novich, 148,000 shares; Mr. Gratz and Mr. Niederpruem, 53,000 shares each; Mr. Makarewicz, 17,000 shares; and Mr. Delaney, 15,000 shares.

Executives who earn performance awards can choose between receiving payment currently in shares or cash, or deferring payment of cash or shares until terminating employment. During the deferral period, deferred payments are denominated as common stock units and credited with dividend equivalents, which are converted into additional stock units.

Special Awards

We made special one-time awards in 2005 to recognize executives for outstanding achievements in acquisitions and other strategic programs in 2004. Awards to executives named in the Summary Compensation Table consisted primarily of restricted stock awards vesting in three years under the 2002 Incentive Stock Plan (subject to forfeiture if employment terminates prior to the end of the restricted period) as follows: Mr. Novich, 15,000 shares; Mr. Gratz, 16,700 shares; and Mr. Niederpruem, 5,000 shares. Mr. Gratz also received a special cash bonus of $127,500 included in the “Bonus” column in the Summary Compensation Table.

Stock Ownership Guidelines

We encourage executive ownership of Company stock through incentive stock plan awards. We have also established target stock ownership levels for executives named in the Summary Compensation Table and other senior executives of the Company. We require them to own shares valued at a specified multiple of annual base salary. Until those ownership levels are achieved, our executives must retain a specified percentage of earned performance shares, exercised options, and other incentive stock awards.

Other Benefits

Most benefits provided to our executives, including pension, health and welfare, and supplemental retirement plans, are provided under plans in which the majority of Company salaried employees also participate. Key management personnel, as well as executives, may also hold employment or change-in-control agreements. The Company maintains directors’ and officers’ insurance coverage for its executive officers, including the executives named in the Summary Compensation Table, and has entered into an indemnification agreement with each of its executive officers (including the executives named in the Table) to preserve the maximum indemnification protections provided by state corporation law and our By-Laws and to provide assurance to executive officers regarding future rights to indemnification. The Company pays premiums on a business accident insurance policy insuring Mr. Novich, Mr. Gratz and Mr. Niederpruem for up to $500,000.

Tax Considerations

Federal income tax law limits the amount the Company can deduct for compensation paid to the Chief Executive Officer and four most other highly paid executives to $1 million per year, but allows performance-based compensation that meets Internal Revenue Service requirements to be deducted regardless of this limit. We have designed the short-term cash bonus payments under the Annual Incentive Plan, and performance award payments and gains on stock option exercises under the Company’s incentive stock plans, to qualify as performance-based compensation. Stockholders approved the performance measures contained in the short-term and long-terms incentive plans, so that the Company can deduct the related compensation expenses. We intend to structure executive compensation so that the Company can continue to deduct compensation payments for income tax purposes. The Annual Incentive Plan permits both performance-based compensation awards and awards that do not qualify as performance-based. We anticipate that we would generally not make a non-qualifying award if it were not tax deductible. However, we may approve non-deductible compensation payments from time to time, after considering the financial effects on the Company.

Jerry K. Pearlman, Chairman

James A. Henderson

Russell M. Flaum

Martha Miller de Lombera

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following chart compares the cumulative total stockholder return on our common stock for the five-year period ended December 31, 2004, with the cumulative total return of the Standard and Poor’s Small Cap 600 Index and to a peer group of metals distributors. The comparison in the chart assumes the investment of $100 on December 31, 1999. Cumulative total stockholder return means share price increases or decreases plus dividends paid, with the dividends reinvested in our common stock.

Because there is no nationally recognized industry index consisting of metals distributors to use as a peer group index, we constructed our own peer group. It consists of five other public companies in the metals distribution industry: A.M. Castle & Co., Friedman Industries Incorporated, Olympic Steel, Inc., Reliance Steel & Aluminum Co., and Steel Technologies Inc.

EXECUTIVE COMPENSATION

The following table shows compensation of our Chief Executive Officer and other four most highly paid executives. The table includes compensation paid by us and our subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Comp	Securities Underlying Stock Options(1)	All Other Comp(2)
Neil S. Novich Chairman, Director, President and Chief Executive Officer	2004 2003 2002	$641,491 570,539 548,497	$1,250,000 0 95,000	$0 0 0	0 385,000 0	$46,748 22,818 32,913

Jay M. Gratz Executive Vice President and Chief Financial Officer; and President—Ryerson Tull Coil Processing	2004 2003 2002	$450,031 420,349 408,877	$382,969 172,041 69,727	$0 0 0	0 148,000 0	$38,450 16,814 16,354

Gary J. Niederpruem Executive Vice President	2004 2003 2002	$401,594 374,887 359,011	$510,937 0 42,836	$0 0 0	0 148,000 0	$29,268 14,996 14,352

Stephen E. Makarewicz President—Ryerson Tull South	2004 2003 2002	$266,344 248,845 240,346	$258,000 53,360 7,828	$0 0 0	0 50,000 0	$18,712 9,964 9,620

James M. Delaney Chief Procurement Officer and President—Customer Solutions	2004 2003 2002	$261,201 244,511 238,347	$251,786 12,005 16,149	$0 0 0	0 50,000 0	$19,423 9,773 16,693

(1)	Awards consist of options to purchase our common stock.
(2)	Amounts represent the value of vested employer contributions and allocations to defined contribution plans of the Company and its subsidiaries.

Individual Option Grants in 2004

No grants of options were made during the last fiscal year to the executives named in the Summary Compensation Table.

Aggregated Option Exercises and Year-End Option Values

The following table presents the number of shares underlying the options held at the end of 2004 by the executives named in the Summary Compensation Table and the value of their holdings, based on the December 31, 2004 closing price for our common stock. No options were exercised by them during 2004.

Name	Number of Shares Underlying Unexercised Options at Fiscal Year-End (Exercisable/Unexercisable)	Value of Unexercised In-The-Money Options at Fiscal Year-End (Exercisable/Unexercisable)
Neil S. Novich	785,264 / 257,950	$2,946,196 / 2,352,504
Jay M. Gratz	286,340 / 99,160	1,132,921 / 904,339
Gary J. Niederpruem	284,735 / 99,160	1,132,921 / 904,339
Stephen E. Makarewicz	131,274 / 33,500	384,230 / 305,520
James M. Delaney	88,398 / 33,500	356,730 / 305,520

Long-Term Incentive Plans—Awards in Last Fiscal Year

In 2004, the Compensation Committee granted performance stock unit awards payable only if we achieve specified targets for return on net assets over the four-year period. Earned awards can be paid in shares or cash or deferred until termination of employment, as the award holder may elect. Amounts equal to dividends otherwise payable on earned and deferred performance shares and stock units are converted into additional stock units, as applicable, for payment in proportion to the number of original shares earned.

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units Or Other Rights (%)	Performance or Other Period Until Maturation or Payout	Threshold ($ or %)	Target ($ or %)	Maximum ($ or %)[1]
Neil S. Novich	60,000	12/31/07	30%	100%	$1,040,760 / 200%
Jay M. Gratz	21,000	12/31/07	30%	100%	$364,266 / 200%
Gary J. Niederpruem	21,000	12/31/07	30%	100%	$364,266 / 200%
Stephen E. Makarewicz	5,500	12/31/07	30%	100%	$95,403 / 200%
James M. Delaney	5,500	12/31/07	30%	100%	$95,403 / 200%

1	The maximum number of performance stock units earned is capped at the lesser of (a) 200% of stock units awarded and (b) the maximum dollar value expressed in this column, but in no event less than 100% of the stock units initially awarded.

Pension Benefits

Pension benefits for our salaried employees were frozen effective December 31, 1997, except for salaried employees who met specific transition rules for age and service. The individuals in the transition group continued to accrue pension benefits until the earlier of their retirement or December 31, 2002 but did not receive a portion of Company-paid contributions to employee accounts in the Ryerson Tull Savings Plan, which is a 401(k) plan. Salaried employees hired after 1997 are not eligible for pension benefits.

The Internal Revenue Code imposes annual limits on contributions to and benefits payable from the Company’s pension plan and its 401(k) plan. The Company’s unfunded non-contributory supplemental retirement plan provides benefits to highly compensated employees in excess of those limits, that is, it pays the difference between the amount the employee actually receives from the qualified pension plan and the amounts the employee would receive if the IRS contribution and benefits limits did not apply. The participants in this plan stopped accruing benefits in this plan at the same time their pension benefit service was frozen under the pension plan discussed above. The supplemental retirement plan allows us to pay the benefits under this plan in a lump sum at retirement, in installments, or by purchasing an annuity (and paying a tax gross-up to the participant) if the plan participant is age 55 or older, has at least five years of service, and earned annual compensation exceeding $200,000. No annuities were established in 2004.

The estimated annual pension benefit, payable under both the pension plan and the supplemental retirement plan on a straight life annuity basis, to the executives named in the Summary Compensation Table, if they retire at age 65, is $41,700 for Mr. Novich, $102,500 for Mr. Gratz, $181,000 for Mr. Niederpruem, $90,100 for Mr. Makarewicz, and $44,600 for Mr. Delaney. If an employee retires before age 65, the benefit is reduced. The actual benefit paid is also reduced by a portion of the employee’s Social Security earnings. In general, pension benefits for these officers are based on two factors: (1) years of benefit service prior to the pension benefit freeze date, and (2) average monthly earnings, based on the highest 36 months of earnings during the individual’s last ten years of service prior to the initial or transition freeze date. For this purpose, earnings consist of base salary plus cash bonus.

If a change in control (as defined in the applicable plan) occurs, all benefits accrued under the pension plan and the supplemental retirement plan are fully and irrevocably vested and distributable to participants as specified in the applicable plan. If the pension plan is terminated or accruals under it substantially reduced within three years following the change in control, the pension plan’s assets will be used: first, to provide retiree medical benefits; and then, to increase retirement benefits to affected participants on a pro rata basis. Special rules also apply if, after a change in control, the pension plan is merged with another plan or if its assets are transferred to another plan. This distribution would occur within three years of a change in control. There are also limits on amendments to the pension plan during this three-year period.

Change in Control, Employment Agreements and Other Benefits

Change in Control—Incentive Stock Plan Provisions

If a change in control of the Company occurs, our incentive stock plans specify that the value of all outstanding stock options, stock appreciation rights, and restricted stock awards (whether or not these stock awards are fully exercisable or vested) will be paid out. The value of the stock is the “change in control price” on the date of the change in control, as defined in the plans. There are exceptions to this required payout: (1) stock options or stock appreciation rights outstanding for less than six months are not cashed out until six months after the grant date and (2) the Compensation Committee can choose to immediately vest restricted stock awards instead of cashing them out. All outstanding performance awards will be cashed out in the amounts and manner decided by the Compensation Committee. The Committee has determined that the 2004 and 2005 performance awards will be paid in cash at the change in control price for 100% of the initial number of stock units awarded and prorated to reflect the portion of the performance period completed at the date of the change in control. However, if the Company’s market capitalization is less than $250 million at the date of the change in control, 30% will be substituted for 100% in this computation.

Change in Control Agreements

We have entered into change in control/non-compete/non-solicitation agreements with each of the executives named in the Summary Compensation Table and a limited group of other senior executives. These agreements provide specified compensation and benefits after a change in control if the executive is terminated and if a number of conditions are met. These agreements terminate on the first anniversary of the date on which the Company gives the executive a written notice of termination of the agreement. The agreements limit or reduce any benefits that the executive may be entitled to receive under other Company plans and the executive’s other agreements with the Company. If a termination occurs under the change in control agreement, the non-compete provisions of the change in control agreement supersede non-compete provisions in any other severance plan, employment agreement or other agreement with the Company. These change in control agreements impose a post-termination non-compete and non-solicitation period on the executive and provide for salary and benefit continuation during that time period.

The non-compete provisions are identical to those described below under “Employment, Non-Compete and Non-Solicitation Agreements.”

These agreements define a “change in control” as occurring if:

•	any person becomes the owner of 20% or more of the combined voting power of our then-outstanding securities;

•	during any two-year period, the majority of the Board changes without the approval of two-thirds of the directors who either were directors at the beginning of the two-year period or whose election was previously so approved;

•	a merger or consolidation with another company occurs, in which our voting securities, plus voting securities held by any trustee or fiduciary under any employee benefit plan, do not equal at least 60% of the combined voting power of the voting securities of the surviving company;

•	holders of our voting securities approve a complete liquidation or approve an agreement to sell or dispose of all or substantially all Company assets; or

•	(a) we sell or dispose of securities representing 50% or more of the combined voting power of a Related Company’s securities, (b) a Related Company merges or consolidates with an entity, and Ryerson Tull (or one of our majority-owned direct or indirect subsidiaries) does not own 50% or more of the combined voting power of the surviving entity, or (c) we sell or dispose of all or substantially all of the assets of a Related Company to a person or entity, and the new owner is not Ryerson Tull or a majority-owned subsidiary of Ryerson Tull. However, these events are not a change in control for an employee if the following conditions are met: (1) the sale involves selling 50% or more of the Related Company’s voting securities to the public or distributing these securities to our stockholders and (2) the Related Company agrees to become a successor to the Company under an individual agreement or other contractual agreement providing for benefits.

A “Related Company” is:

•	the company employing the executive;

•	a direct or indirect parent company of the company employing the executive; or

•	a subsidiary of the employer company that is also a significant subsidiary of Ryerson Tull, under the applicable rules of the SEC.

If a change in control occurs, benefits are payable under these change in control agreements only if the executive terminates employment or resigns within 36 months (24 months in the case of Mr. Makarewicz and Mr. Delaney) after the month in which a change in control occurs and complies with the non-compete provisions of the agreement, with the following exceptions: (1) if the executive is terminated for cause, the executive receives his or her base salary to the date his or her employment terminates, plus amounts to which he or she is entitled under any Company compensation plan; (2) if the executive dies or retires, the executive receives benefits consistent with the Company’s general policies applicable to its salaried employees, but no additional benefits are payable under the change in control agreement; and (3) if the executive becomes disabled after a change in control, the executive receives no additional benefits under the change in control agreements but receives salary and benefit continuation under the Company’s benefit and compensation plans applicable to all salaried employees until employment terminates, at which time the executive receives benefits consistent with the Company’s general retirement, insurance and other compensation programs.

Benefits are payable under the change in control agreements if the executive is otherwise terminated or resigns for “Good Reason.” “Good Reason” is a diminution of responsibilities, compensation or benefits or a significant relocation of the executive’s principal place of business. Benefits payable under these agreements if the executives named in the “Summary Compensation Table” terminate for Good Reason or for other than cause are:

•	Severance payments equal to three times (two times in the case of Mr. Makarewicz and Mr. Delaney) the sum of (1) current annual base salary, plus (2) the higher of (a) the average annual cash incentive bonus paid for the five years before terminating employment (excluding any years in which the bonus was zero), or (b) the executive’s target award under the annual incentive plan for the year in which employment terminates. These are payable one-third in a lump sum payment at termination of employment and two-thirds in 36 installments (24 in the case of Mr. Makarewicz and Mr. Delaney), provided that the executive complies with the non-compete provisions of the change-in-control agreement.

•	Cash payments of any allocations, unpaid awards, or rights under our annual or other incentive compensation plans.

•	Cash equal to the value of outstanding stock options granted under our stock option plans.

•	For performance awards, cash payment equal to the prorated value of any outstanding awards as if the applicable targets had been met for the months elapsed in the performance period, unless the Company’s market capitalization at the change in control date is less than $250 million, in which case the cash payment is reduced to 30% of that value.

•	Life, disability, accident, and health insurance as provided in our insurance programs for 36 months (24 months in the case of Mr. Makarewicz and Mr. Delaney) after termination of employment.

•	Cash payment equal to two years of additional accrued benefits under our pension plan for a limited number of executives having certain age and service criteria at the time of the freeze of our pension plan; none of the executives named in the Summary Compensation Table are eligible for this payment.

•	Legal fees and expenses incurred by an executive as result of the employment termination.

•	Financial advisory services similar to those provided currently to Company executives.

•	Outplacement services.

•	If the aggregate present value of change in control benefits (calculated under Section 280G of the Internal Revenue Code) exceeds by 15% or more an amount equal to three times the executive’s “base amount” under Code Section 280G, an additional amount that, after payment of all taxes, is equal to any federal excise tax imposed. If the executive’s benefits exceed three times the executive’s “base amount” by less than 15%, the executive’s benefits are reduced by the amount necessary to fall below the three times “base amount” threshold; the executive is then not subject to excise tax. The Company is not entitled to a federal income tax deduction for any excise tax payments related to paying the benefits under these agreements.

The change in control agreements also provide benefits if a “potential change of control” occurs, if the executive resigns for a reason other than cause within twelve months after a potential change in control occurs, and coincident with or prior to a change in control, if the change in control or certain other specific events occur within six months after his or her resignation. A “potential change in control” generally occurs if:

•	we enter into an agreement, the consummation of which would result in a change in control;

•	any person (including Ryerson Tull) publicly announces its intention to act or to consider taking actions that would be a change in control if completed;

•	any person who owns or becomes the owner of 9.5% or more of the combined voting power of our then-outstanding securities increases its beneficial ownership of such securities by 5% or more over the percentage so owned on the date of the agreement; or

•	the Board adopts a resolution that a potential change in control has occurred for purposes of the agreements.

The Company’s 1998 sale of its subsidiary Inland Steel Company to Ispat International N.A. was a change in control under Mr. Gratz’s change in control agreement. After that disposition, Ryerson Tull and Mr. Gratz entered into amendments to Mr. Gratz’s change in control agreement. He has received all payments required to be made under his amended agreement, and continues to be entitled to legal fees and payments covering any excise taxes, as provided in the original agreements.

Employment, Non-Compete and Non-Solicitation Agreements

We have instituted a practice of requiring non-compete and non-solicitation agreements from executives, including each of the executives named in the Summary Compensation Table. If the executive is discharged not for cause or resigns for “good reason” (which includes the failure to provide bonus opportunities or stock awards based on historical practice in the case of Mr. Novich), these agreements impose a post-termination non-compete and non-solicitation period on the executive and provide for salary and benefit continuation during that time period.

If the executive’s agreement is triggered, his salary, bonus, and benefits in effect on the date employment terminates will be continued for 24 months (36 months in the case of Mr. Novich). The bonus for Mr. Novich would equal three payments of the average annual amount of the cash bonus awards paid to him in the three years before the year his employment terminates but excludes any years in which the bonus was zero. For other executives, the bonus would equal two payments of the average annual amount of the cash bonus award paid to the executive for the three years before the year in which the executive’s employment terminates, including any years in which no bonus was paid.

If an executive is discharged for cause (or resigns without “good reason”), the executive will not receive any payments or benefits from this agreement. If the executive becomes disabled, the executive will not receive benefits under this agreement but may be eligible for benefits under other Company insurance programs available to all salaried employees.

If the executive violates the agreement’s post-termination non-compete and non-solicitation provisions, the post-termination benefit and salary benefits cease to be paid and the executive is not entitled to any remaining payments or benefits during the remainder of the applicable 24-month (or 36-month) salary and benefit continuation period.

Mr. Novich’s agreement vests all existing unvested options as of his termination date and gives him an extension of 36 months (but not beyond the options’ original termination date) from his termination date to exercise the options. He also receives certain post-termination opportunities to exercise his options, indemnification, financial services counseling, and executive outplacement and office services following his termination.

Insurance

The Company pays the premium for a group business accident insurance policy providing $500,000 coverage for each of Mr. Novich, Mr. Gratz, and Mr. Niederpruem. The Company pays the premium for directors’ and officers’ insurance coverage for its executive officers, including the executives named in the Summary Compensation Table. In 2003, the Company entered into indemnification agreements with the executives named in the Summary Compensation Table. These agreements preserve the maximum protections provided by state corporation law and our By-Laws and to provide assurance to executives regarding future rights to indemnification.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder proposal for the Annual Meeting in 2006 must be sent to the Secretary, Ryerson Tull, Inc., 2621 W. 15th Place, Chicago, Illinois 60608. The deadline for receipt of a stockholder proposal intended to be included in the proxy statement is November 28, 2005. These proposals must comply with SEC Rule 14a-8 to be included in the proxy statement.

Notice of director nominations by stockholders and any business a stockholder intends to present at the 2006 Annual Meeting (excluding business presented under SEC Rule 14a-8, which has the deadline described in the paragraph above) must be received by us no sooner than November 28, 2005, and no later than December 28, 2005.

Stockholders making a director nomination must provide the information about the nominee and proposing stockholder required by our By-Laws and the NYSE listing standards regarding director independence.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. However, if any matters other than those presented in the Notice of the Annual Meeting do come before the meeting, we intend that the holders of the proxies will vote on them in their discretion.

By order of the Board of Directors,

Virginia M. Dowling

Secretary

March 28, 2005

Chicago, Illinois

Please vote your shares promptly, whether or not you expect to be present in person at the Annual Meeting. To vote, USE THE INTERNET or CALL THE TOLL-FREE TELEPHONE NUMBER as described in the instructions on your proxy card, or SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the pre-addressed postage-paid envelope included in this mailing.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/rt		1-866-287-9714

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

The Board of Directors Recommends a Vote FOR the listed nominees.						The Board of Directors recommends a vote FOR the following resolutions. Please read the resolutions in full on the accompanying circular.

1. To elect directors:								FOR	AGAINST	ABSTAIN

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐	2.	To ratify selection of PricewaterhouseCoopers LLP as Ryerson Tull’s independent auditors for 2005.	☐	☐	☐

Nominees:	01-Jameson A. Baxter, 02-Richard G. Cline, 03-Russell M. Flaum, 04-James A. Henderson, 05-Gregory P. Josefowicz, 06-Martha Miller de Lombera, 07-Neil S. Novich, 08-Jerry K. Pearlman, 09-Anré D. Williams					3.	In the discretion of the proxies to vote upon any and all other business matters which may properly come before such annual meeting or any adjournment thereof.

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)							To include any comments, please mark this box.			☐

Exceptions*	___________________________________						To change your address, please mark this box.			☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date and return promptly.
	Date Share Owner sign here	Co-Owner sign here

To Our Stockholders and Our Plan Participants:

IMPORTANT NOTICE REGARDING DELIVERY

OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules which allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more security holders reside, whom we believe to be members of the same family.

If you wish to receive only one copy of the Ryerson Tull, Inc. Annual Report, the Ryerson Tull, Inc. Proxy Statement, a proxy statement combined with a prospectus, or any information statement, please check the box below at the bottom of the card. We will continue to separately mail a proxy card for each registered stockholder account. This consent will be perpetual unless you revoke it, which you may do at any time by calling us at 1-800 524-4458 (toll-free), or writing us at The Bank of New York, Shareholder Relations Department, P.O. Box 11258, Church Street Station, New York, NY 10286, Attention: Proxy Unit. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

IF APPLICABLE, WE ENCOURAGE YOU TO PARTICIPATE IN THIS PROGRAM. IT WILL HELP RYERSON TULL, INC. REDUCE PRINTING AND POSTAGE COSTS, AS WELL AS OPERATING EXPENSES.

Thank you.

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Neil S. Novich, Jay M. Gratz, Terence R. Rogers and Joyce E. Mims, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote (including any Company common stock credited to the account of the undersigned under The Bank of New York’s BuyDirectSM Plan) and all Series A $2.40 Cumulative Convertible Preferred Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held April 20, 2005 and at any adjournment thereof. Unless otherwise specified, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of PricewaterhouseCoopers LLP as Ryerson Tull’s independent auditors for 2005 and in the discretion of the proxies on any and all other matters that may properly come before such Annual Meeting or any adjournment thereof.

Confidential Voting Directions

Solicited on Behalf of the Board of Directors

As a Participant in the Ryerson Tull Savings Plan, I hereby direct LaSalle National Bank, as Trustee of the ESOP Trust which forms a part of such plan, to vote all shares of common stock of Ryerson Tull, Inc. that are credited to my account in the ESOP Trust as of March 2, 2005 at the Annual Meeting of Stockholders of the Company to be held April 20, 2005 and any adjournment thereof. Unless otherwise specified, all shares allocated to the undersigned’s Plan account will be voted FOR the election of directors, FOR the ratification of the selection of PricewaterhouseCoopers LLP as Ryerson Tull’s independent auditors for 2005 and in the discretion of the Trustee or its proxies upon any and all other matters that may properly come before such Annual Meeting or any adjournment thereof. The Trustee shall vote all shares allocated to Participants’ Plan accounts for which properly completed confidential voting directions are not received prior to 5:00 p.m. Chicago time, on April 19, 2005 and all unallocated shares held in the ESOP Trust in the same proportion as the shares with respect to which properly completed confidential voting directions have been timely received from participants in the ESOP Trust.

RYERSON TULL, INC. P.O. BOX 11016 NEW YORK, N.Y. 10203-0016

(Continued and to be signed on the reverse side)

CHECK HERE TO STOP MULTIPLE MAILINGS Please stop mailing of stockholder publications for this account, since multiple copies come to our household at this address.	☐